Exhibit 99.1

Amcor Reports Solid Second Quarter Results and Reaffirms Fiscal 2026 Guidance
Highlights - Three Months Ended December 31, 2025
•Net sales $5,449 million, up 68% driven by the Berry acquisition
•GAAP Net income $177 million including acquisition related costs and GAAP diluted EPS of $0.38
•Acquisition synergies of $55 million at upper end of expectations and targets reaffirmed
•Adjusted EBITDA $826 million, up 83% and adjusted EBIT $603 million, up 66%
•Adjusted EBITDA margin of 15.2%, up from 14% and adjusted EBIT margin of 11.1%, flat
•Adjusted EPS of $0.86, up 7%
•Free Cash Flow $289 million including Berry transaction, restructuring and integration costs of $69 million
•Quarterly dividend of $0.65 declared
Highlights - Fiscal First Half Ended December 31, 2025
•Net sales $11,194 million, up 70% driven by the Berry acquisition
•GAAP Net income $439 million including acquisition related costs and GAAP diluted EPS of $0.95
•Adjusted EBITDA $1,736 million, up 89% and adjusted EBIT $1,290 million, up 77%
•Adjusted EBITDA margin of 15.5%, up from 13.9% and adjusted EBIT margin of 11.5%, up from 11.0%
•Adjusted EPS of $1.83, up 14%
Fiscal 2026 Guidance Reaffirmed:
•Adjusted EPS $4.00-$4.15 representing 12-17% constant currency growth
•Free Cash Flow $1.8-1.9 billion
Amcor CEO Peter Konieczny said, "Our Q2 financial performance was in line with expectations in a challenging volume environment. Strong Adjusted EPS growth was driven by disciplined execution and synergy benefits from the Berry acquisition at the upper end of expectations. Performance through the first half of the year supports our confidence in reaffirming fiscal 2026 earnings and free cash flow guidance. Portfolio optimization actions are progressing well, positioning us to be the global leader in consumer packaging and dispensing solutions for nutrition, health, beauty and wellness."

Key Financials (1)(2)(3)			Three Months Ended December 31,		Six Months Ended December 31,
GAAP results			2024 $ million	2025 $ million	2024 $ million	2025 $ million
Net sales			3,241	5,449	6,594	11,194
Net income attributable to Amcor plc			163	177	354	439
EPS (diluted, $)			0.56	0.38	1.22	0.95

			Reported ∆%			Reported ∆%
	Three Months Ended December 31,			Six Months Ended December 31,
Adjusted non-GAAP results	2024 $ million	2025 $ million		2024 $ million	2025 $ million
Net sales	3,241	5,449	68	6,594	11,194	70
EBITDA	453	826	83	919	1,736	89
EBIT	363	603	66	728	1,290	77
Net income	233	400	72	467	848	82
EPS ($)	0.80	0.86	7	1.61	1.83	14
Free Cash Flow	358	289		(38)	(53)
All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up to the totals provided due to rounding.
(1) Adjusted non-GAAP results exclude items not considered representative of ongoing operations. Further details on non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information”.
(2) All prior year results reflect the Amcor plc group, considered the accounting acquirer in the April 30, 2025 combination between Amcor plc and Berry Global.
(3) All periods presented in this release have been retroactively adjusted to reflect the 1-for-5 reverse stock split effected on January 14, 2026. Further details can be found under 'Reverse Stock Split.

Financial Results
Three months ended December 31, 2025
Net sales of $5,449 million were 63% higher than last year on a constant currency basis, including approximately $2.2 billion of acquired sales net of divestments, which represents growth of approximately 66%. The pass through of movements in raw material costs had no material impact on net sales and the remaining (3%) year over year variation reflects the impact of lower volumes.
The Company estimates that volumes were approximately 1.5% lower than estimated combined volumes for the legacy Amcor and legacy Berry businesses in the December quarter last year, excluding non-core and divested businesses. The Company estimates that price/mix did not have a material impact on net sales.
Adjusted EBIT of $603 million was 62% higher than last year on a constant currency basis, including approximately $210 million of acquired EBIT net of divestments which represents growth of approximately 58%. The remaining 4% year over year variation mainly reflects synergy benefits from the Berry acquisition of approximately $50 million, continued disciplined execution against cost and productivity initiatives, partly offset by lower volumes, primarily in non-core businesses.
GAAP net interest expense was $154 million and GAAP income tax expense was $3 million. Inclusive of acquisition related financial benefits of approximately $5 million, adjusted net interest expense was $140 million and adjusted tax expense was $63 million representing an effective tax rate of 13.6%. Interest expense was $73 million higher than the prior year primarily as a result of increased acquisition related net debt. The effective tax rate was lower than 18.6% in the prior year primarily as a result of discrete tax events which occurred in the current period.
Free cash flow of $289 million was in-line with expectations after funding approximately $69 million of net acquisition related cash costs.
Net debt was $14,081 million at December 31, 2025.
Six months ended December 31, 2025
Net sales of $11,194 million were 66% higher than last year on a constant currency basis, including approximately $4.5 billion of acquired sales net of divestments, which represents growth of approximately 69%. The pass through of movements in raw material costs had no material impact on net sales and the remaining (3%) year over year variation reflects the impact of volumes and price/mix.
Adjusted EBIT of $1,290 million was 73% higher than last year on a constant currency basis, including approximately $510 million of acquired EBIT net of divestments which represents growth of approximately 69%. The remaining 4% year over year variation mainly reflects synergy benefits from the Berry acquisition of approximately $83 million partly offset by lower volumes.
GAAP net interest expense was $307 million and GAAP income tax expense was $52 million. Inclusive of acquisition related financial benefits of approximately $10 million, adjusted net interest expense was $281 million and adjusted tax expense was $161 million representing an effective tax rate of 16.0%.
Free cash outflow was $53 million after funding approximately $184 million of net acquisition related cash costs. Prior to funding of acquisition related cash costs cash flow increased by approximately $170 million compared with last year.

Dividend
The Board's confidence in Amcor's near and long term growth opportunities and ability to generate significant free cash flow is reflected in today's declaration of a quarterly cash dividend of 65.0 cents per share, compared with 63.75 cents per share in the same quarter last year, declared as 12.75 cents per share before adjusting for the 1-for-5 reverse stock split effected on January 14, 2026. The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 93.0 Australian cents per share, which reflects the quarterly dividend of 65.0 cents per share converted at an AUD:USD average exchange rate of 0.6970 over the five trading days ended January 30, 2026.
The ex-dividend date will be February 24, 2026 for holders of CDIs trading on the ASX and February 25, 2026 for holders of shares trading on the NYSE. For all shareholders, the record date will be February 25, 2026 and the payment date will be March 17, 2026.

Fiscal 2026 Guidance Reaffirmed
For the fiscal year ending June 30, 2026, the Company expects:
•Adjusted EPS of $4.00 to $4.15
▪Remains unchanged from the previous $0.80 to $0.83 cents per share range, which has been updated to reflect the 1-for-5 reverse stock split effected on January 14, 2026
▪Represents constant currency growth of 12% to 17% compared with $3.56, reported as 71.2 cents per share before adjusting for the 1-for-5 reverse stock split which became effective on January 14, 2026, in fiscal 2025
▪Includes pre-tax synergy benefits related to the Berry acquisition of at least $260 million
•Free Cash Flow of $1.8 billion to $1.9 billion.
Amcor’s guidance for fiscal 2026 reflects a full 12 months ownership of the Berry business and does not take into account the impact of potential portfolio optimization actions that may be completed through the year.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday February 3, 2026 at 5:30pm US Eastern Standard Time / Wednesday February 4, 2026 at 9:30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID: 8282712
•USA: 800 715 9871 (toll free)
•USA: 646 307 1963 (local)
•Australia: 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom: 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore: +65 3159 5133 (local)
•Hong Kong: +852 3002 3410 (local)
From all other countries, the call can be accessed by dialing +1 646 307 1963 (toll).
A replay of the webcast will also be available in the 'Investors" section at www.amcor.com following the call.

Segment Information
Global Flexible Packaging Solutions segment - December 2025 quarter

	Three Months Ended December 31,		Reported ∆%	Constant currency ∆%
	2024 $ million	2025 $ million
Net sales	2,511	3,188	27	23
Adjusted EBIT	322	402	25	22
Adjusted EBIT / Sales %	12.8	12.6
Net sales of $3,188 million, were 23% higher than last year on a constant currency basis including approximately $605 million of acquired sales net of divestments, which represents growth of approximately 24%. The pass through of movements in raw material costs had no material impact on net sales and the remaining (1%) year over year variation reflects the impact of volumes and price/mix.
The Company estimates that volumes for the Global Flexible Packaging Solutions segment were approximately 2% lower compared to volumes for the combined legacy Amcor and Berry businesses in the December quarter last year. By market category, volumes were higher in pet food and meat proteins. This was offset by lower volumes in other nutrition, liquids and unconverted film and foil. By region, volumes were lower across North America and Europe. Volumes in emerging markets were in line with the prior year, with growth in Asia Pacific offset by volume declines in Latin America. The Company estimates that price/mix had no material impact on net sales.
Adjusted EBIT of $402 million was 22% higher than last year on a constant currency basis, reflecting approximately $65 million of acquired EBIT, net of divestments which represents growth of approximately 20%. The remaining 2% year over year growth mainly reflects synergy benefits from the Berry acquisition, favorable cost performance and productivity benefits, partly offset by lower volumes.

Global Flexible Packaging Solutions segment - December 2025 YTD

	Six Months Ended December 31,		Reported ∆%	Constant currency ∆%
	2024 $ million	2025 $ million
Net sales	5,062	6,445	27	24
Adjusted EBIT	651	828	27	25
Adjusted EBIT / Sales %	12.9	12.9
Net sales of $6,445 million, were 24% higher than last year on a constant currency basis including approximately $1.2 billion of acquired sales net of divestments, which represents growth of approximately 25%. The pass through of movements in raw material costs had no material impact on net sales and the remaining (1%) year over year variation reflects the impact of volumes and price/mix.
Adjusted EBIT of $828 million was 25% higher than last year on a constant currency basis, reflecting approximately $140 million of acquired EBIT, net of divestments which represents growth of approximately 22%. The remaining 3% year over year growth mainly reflects synergy benefits from the Berry acquisition partly offset by lower volumes.

Global Rigid Packaging Solutions segment - December 2025 quarter

	Three Months Ended December 31,		Reported ∆%	Constant currency ∆%
	2024 $ million	2025 $ million
Net sales	730	2,264	210	200
Adjusted EBIT	53	228	327	308
Adjusted EBIT / Sales %	7.3	10.1
Net sales of $2,264 million, were 200% higher than last year on a constant currency basis, including approximately $1.5 billion of acquired sales net of divestments, which represents growth of approximately 212% and an unfavorable impact of approximately (1%) from the pass through of lower raw material costs. The remaining (11%) year over year variation reflects price/mix and lower non-core business volumes.
Excluding non-core and divested businesses, the Company estimates that volumes for the Global Rigid Packaging Solutions segment were flat compared with volumes for the combined legacy Amcor and Berry businesses in the December quarter last year. By market category, volumes were higher in pet food, beauty & wellness and specialty containers. This offset softer volumes in healthcare and foodservice. By region, volumes were in line with the prior year in North America. Volumes were lower across Europe and this was partly offset by volume growth across emerging markets, primarily in Latin America. The Company estimates that price/mix had no material impact on net sales.
Adjusted EBIT of $228 million was 308% higher than last year on a constant currency basis, including approximately $165 million of acquired EBIT net of divestments which represents growth of approximately 306%. The remaining 2% year over year variation mainly reflects synergy benefits from the Berry acquisition and cost reduction initiatives which offset lower volumes and performance in non-core businesses.
Adjusted EBIT margins of 10.1% were 280 basis points higher than the prior year reflecting the improved quality of the combined business.

Global Rigid Packaging Solutions segment - December 2025 YTD

	Six Months Ended December 31,		Reported ∆%	Constant currency ∆%
	2024 $ million	2025 $ million
Net sales	1,532	4,752	210	202
Adjusted EBIT	115	523	354	339
Adjusted EBIT / Sales %	7.5	11.0
Net sales of $4,752 million, were 202% higher than last year on a constant currency basis, including approximately $3.3 billion of acquired sales net of divestments, which represents growth of approximately 213% and an unfavorable impact of approximately (3%) from the pass through of lower raw material costs. The remaining (8%) year over year variation reflects price mix and lower non-core business volumes.
Adjusted EBIT of $523 million was 339% higher than last year on a constant currency basis, including approximately $405 million of acquired EBIT net of divestments which represents growth of approximately 352%. The remaining 13% year over year variation mainly reflects lower volumes and performance in non-core businesses, partly offset by synergy benefits from the Berry acquisition and cost reduction initiatives.
Adjusted EBIT margins of 11.0% were 350 basis points higher than the prior year reflecting the improved quality of the combined business.

About Amcor
Amcor is the global leader in developing and producing responsible consumer packaging and dispensing solutions across a variety of materials for nutrition, health, beauty and wellness categories. Our global product innovation and sustainability expertise enables us to solve packaging challenges around the world every day, producing a range of flexible packaging, rigid packaging, cartons and closures that are more sustainable, functional and appealing for our customers and their consumers. We are guided by our purpose of elevating customers, shaping lives and protecting the future. Supported by a commitment to safety, over 75,000 people generate $23 billion in annualized sales from operations that span over 400 locations in more than 40 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright	Dustin Stilwell
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America	Vice President Investor Relations North America
+61 408 037 590	+61 481 900 499	+1 224 313 7141	+1 812 306 2964
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com	dustin.stilwell@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director	Head of Global Communications	Director, Media Relations
Sodali & Co	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
james.strong@sodali.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com
Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
$ in millions, except per share data	2024	2025	2024	2025
Net sales	3,241	5,449	6,594	11,194
Cost of sales	(2,615)	(4,410)	(5,309)	(9,031)
Gross profit	626	1,039	1,285	2,163
Selling, general, and administrative expenses	(255)	(440)	(531)	(875)
Amortization of acquired intangible assets	(40)	(144)	(79)	(277)
Research and development expenses	(27)	(38)	(55)	(84)
Restructuring, transaction and integration expenses, net	(33)	(118)	(39)	(193)
Other income, net	26	32	28	58
Operating income	297	331	609	792
Interest expense, net	(72)	(154)	(147)	(307)
Other non-operating income/(expenses), net	(1)	1	(2)	2
Income before income taxes and equity in income of affiliated companies	224	178	460	487
Income tax expense	(58)	(3)	(101)	(52)
Equity in income of affiliated companies, net of tax	1	2	1	4
Net income	167	177	360	439
Net income attributable to non-controlling interests	(4)	—	(6)	—
Net income attributable to Amcor plc	163	177	354	439
USD:EUR average FX rate	0.9379	0.8592	0.9238	0.8575

Basic earnings per share attributable to Amcor	0.57	0.38	1.22	0.95
Diluted earnings per share attributable to Amcor	0.56	0.38	1.22	0.95
Weighted average number of shares outstanding – Basic	288.50	463.10	288.30	462.60
Weighted average number of shares outstanding – Diluted	289.10	463.80	288.90	463.00
All periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
($ million)	2024	2025
Net income	360	439
Depreciation, amortization and impairment	267	737
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(503)	(761)
Other non-cash items	35	(45)
Net cash provided by operating activities	159	370
Purchase of property, plant and equipment and other intangible assets	(243)	(459)
Proceeds from sales of property, plant and equipment and other intangible assets	7	36
Business acquisitions	(11)	(18)
Proceeds from divestitures, net of cash divested	113	—
Net debt proceeds	267	955
Dividends paid	(366)	(594)
Purchase of treasury shares, proceeds from exercise of options and tax withholdings for share-based incentive plans	(38)	(58)
Other, including effect of exchange rate on cash and cash equivalents	(31)	(2)
Net increase/(decrease) in cash and cash equivalents	(143)	230
Cash and cash equivalents balance at beginning of the year	588	827
Cash and cash equivalents balance at end of the period	445	1,057

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2025	December 31, 2025
Cash and cash equivalents	827	1,057
Trade receivables, net	3,426	3,161
Inventories, net	3,471	3,481
Property, plant, and equipment, net	8,202	7,766
Goodwill and other intangible assets, net	18,679	18,900
Other assets	2,461	2,681
Total assets	37,066	37,046
Trade payables	3,490	3,045
Short-term debt and current portion of long-term debt	257	519
Long-term debt, less current portion	13,841	14,619
Accruals and other liabilities	7,738	7,216
Shareholders' equity	11,740	11,647
Total liabilities and shareholders' equity	37,066	37,046

Components of Fiscal 2026 Net Sales growth

	Three Months Ended December 31,			Six Months Ended December 31,
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Total	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Total
Net sales fiscal 2026	3,188	2,264	5,449	6,445	4,752	11,194
Net sales fiscal 2025	2,511	730	3,241	5,062	1,532	6,594
Reported Growth %	27	210	68	27	210	70
FX %	4	10	5	3	8	4
Constant Currency Growth %	23	200	63	24	202	66
RM Pass Through %	—	(1)	—	—	(3)	—
Items affecting comparability %	24	212	66	25	213	69
Organic Growth %	(1)	(11)	(3)	(1)	(8)	(3)
Volume %	(2)	(6)	(3)	(2)	(5)	(3)
Price/Mix %	1	(6)	—	2	(3)	1

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Adjusted Free Cash Flow

	Three Months Ended December 31, 2024				Three Months Ended December 31, 2025
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted)	EBITDA	EBIT	Net Income	EPS (Diluted)
Net income attributable to Amcor	163	163	163	0.56	177	177	177	0.38
Net income attributable to non-controlling interests	4	4			—	—
Tax expense	58	58			3	3
Interest expense, net	72	72			154	154
Depreciation and amortization	130				368
EBITDA, EBIT, Net income, and EPS	427	297	163	0.56	702	334	177	0.38
Impact of hyperinflation	3	3	3	0.01	4	4	4	0.01
Restructuring, integration and related expenses, net(1)	23	23	23	0.08	112	112	112	0.24
Transaction costs	10	10	10	0.03	6	6	6	0.01
Other	(10)	(10)	(10)	(0.03)	3	3	3	0.01
Amortization of acquired intangibles(2)		40	40	0.14		144	144	0.31
Interest expense Berry Transaction			—	—			13	0.03
Tax effect of above items			4	0.01			(59)	(0.13)
Adjusted EBITDA, EBIT, Net income and EPS	453	363	233	0.80	826	603	400	0.86
Reconciliation of adjusted growth to constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					83	66	72	7
% currency impact					(5)	(5)	(5)	(3)
% constant currency growth					77	62	67	4

% items affecting comparability(3)					75	58
% from all other sources					2	4
Adjusted EBITDA	453				826
Interest paid, net	(91)				(114)
Income tax paid	(52)				(86)
Purchase of property, plant and equipment and other intangible assets	(98)				(222)
Proceeds from sales of property, plant and equipment and other intangible assets, net of restructuring	6				8
Movement in working capital	153				(42)
Other	(13)				(12)
Adjusted Free Cash Flow	358				358
Berry Transaction, restructuring and Integration costs, net	—				(69)
Free Cash Flow	358				289

All periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.
(1) Three months ended December 31, 2025 primarily reflects restructuring and integration costs incurred in connection with the Berry Global acquisition, inclusive of inventory discrepancies of $15 million, including errors from prior periods, tied to manufacturing inefficiencies and other management issues which supported the decision to close three facilities in Asia.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

	Six Months Ended December 31, 2024				Six Months Ended December 31, 2025
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted)(1)	EBITDA	EBIT	Net Income	EPS (Diluted)(1)
Net income attributable to Amcor	354	354	354	1.22	439	439	439	0.95
Net income attributable to non controlling interests	6	6			—	—
Tax expense	101	101			52	52
Interest expense, net	147	147			307	307
Depreciation and amortization	270				723
EBITDA, EBIT, Net income and EPS	878	608	354	1.22	1,521	798	439	0.95
Impact of hyperinflation	5	5	5	0.02	15	15	15	0.03
Restructuring, integration and related expenses, net(2)	29	29	29	0.10	165	165	165	0.35
Transaction costs	10	10	10	0.03	28	28	28	0.06
Other	(3)	(3)	(3)	(0.01)	7	7	7	0.01
Amortization of acquired intangibles(3)		79	79	0.27		277	277	0.60
Interest expense Berry Transaction			—	—			26	0.06
Tax effect of above items			(7)	(0.02)			(109)	(0.24)
Adjusted EBITDA, EBIT, Net income and EPS	919	728	467	1.61	1,736	1,290	848	1.83
Reconciliation of adjusted growth to constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					89	77	82	14
% currency impact					(4)	(4)	(4)	(3)
% constant currency growth					85	73	77	11

% items affecting comparability(4)					83	69
% from all other sources					2	4
Adjusted EBITDA	919				1,736
Interest paid, net	(127)				(263)
Income tax paid	(127)				(191)
Purchase of property, plant and equipment and other intangible assets	(243)				(459)
Proceeds from sales of property, plant and equipment and other intangible assets, net of restructuring	7				10
Movement in working capital	(433)				(611)
Other	(34)				(91)
Adjusted Free Cash Flow	(38)				131
Berry Transaction, restructuring and Integration costs, net	—				(184)
Free Cash Flow	(38)				(53)
All periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.
(1) Calculation of diluted EPS for the six months ended December 31, 2024 excludes net income attributable to shares to be repurchased under forward contracts of $1 million.
(2) Six months ended December 31, 2025 primarily reflects restructuring and integration costs incurred in connection with the Berry Global acquisition.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of adjusted EBIT by reportable segment

	Three Months Ended December 31, 2024				Three Months Ended December 31, 2025
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Other	Total	Global Flexible Packaging Solutions		Global Rigid Packaging Solutions		Other		Total
Net income attributable to Amcor				163							177
Net income attributable to non-controlling interests				4							—
Tax expense				58							3
Interest expense, net				72							154
EBIT	259	62	(24)	297	250		137		(53)		334
Impact of hyperinflation	—	3	—	3	1		3		—		4
Restructuring, integration and related expenses, net(1)	23	—	—	23	70		25		16		112
Transaction costs	—	—	10	10	—		1		5		6
Other	3	(14)	1	(10)	6		(7)		4		3
Amortization of acquired intangibles(2)	37	2	1	40	75		68		1		144
Adjusted EBIT	322	53	(12)	363	402		228		(27)		603
Adjusted EBIT / sales %	12.8%	7.3%		11.2%	12.6%		10.1%				11.1%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					25		327		—		66
% currency impact					(3)		(18)		—		(5)
% constant currency growth					22		308		—		62

% items affecting comparability(3)					20		306		—		58
% from all other sources					2	—	2	—	—	—	4
(1) Three months ended December 31, 2025 primarily includes costs incurred in connection with the Berry Global acquisition.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

	Six Months Ended December 31, 2024				Six Months Ended December 31, 2025
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Other	Total	Global Flexible Packaging Solutions		Global Rigid Packaging Solutions	Other	Total
Net income attributable to Amcor				354					439
Net income attributable to non-controlling interests				6					—
Tax expense				101					52
Interest expense, net				147					307
EBIT	539	121	(52)	608	572		338	(111)	798
Impact of hyperinflation	—	5	—	5	3		12	—	15
Restructuring, integration and related expenses, net(1)	29	—	—	29	84		54	26	165
Transaction costs	—	—	10	10	8		2	18	28
Other	9	(14)	2	(3)	8		(4)	3	7
Amortization of acquired intangibles(2)	74	3	2	79	153		121	3	277
Adjusted EBIT	651	115	(38)	728	828		523	(61)	1,290
Adjusted EBIT / sales %	12.9%	7.5%		11.0%	12.9%		11.0%		11.5%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					27		354	—	77
% currency impact					(2)		(15)	—	(4)
% constant currency growth					25		339	—	73

% items affecting comparability(3)					22		352	—	69
% from all other sources					3	—	(13)	—	4
(1) Six months ended December 31, 2025 primarily includes costs incurred in connection with the Berry Global acquisition.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of net debt

($ million)	June 30, 2025	December 31, 2025
Cash and cash equivalents	(827)	(1,057)
Short-term debt	116	83
Current portion of long-term debt	141	436
Long-term debt, less current portion	13,841	14,619
Net debt	13,271	14,081

Cautionary Statement Regarding Forward-Looking Statements
Unless otherwise indicated, references to "Amcor," the "Company," "we," "our," and "us" in this document refer to Amcor plc and its consolidated subsidiaries. This document contains certain statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like "believe," "expect," "target," "project," "may," "could," "would," "approximately," "possible," "will," "should," "intend," "plan," "anticipate," "commit," "estimate," "potential," "ambitions," "outlook," or "continue," the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Amcor nor any of its respective directors, executive officers, or advisors, provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur or if any of them do occur, what impact they will have on the business, results of operations or financial condition of Amcor. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on Amcor's business, including the ability to successfully realize the expected benefits of the merger of Amcor and Berry Global Group, Inc. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: risks arising from the integration of the Amcor and Berry Global Group, Inc., ("Berry") businesses as a result of the merger completed on April 30, 2025 (the "Transaction" or "Merger"); risk of continued substantial and unexpected costs or expenses resulting from the Transaction; risk that the anticipated benefits of the Transaction may not be realized when expected or at all; risk that the Company's significant indebtedness may limit its flexibility and increase its borrowing costs; risk that the Merger-related tax liabilities could have a material impact on the Company's financial results; risk that the strategic review of our portfolio may cause disruptions to our business or may not result in completion of a transaction to restructure or divest non-core businesses or may not create additional value for our shareholders; changes in consumer demand patterns and customer requirements in numerous industries; risk of loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which we operate; an inability to expand our current business effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy and other inputs, which could adversely affect our business; production, supply, and other commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract, develop, and retain our skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; significant disruption at a key manufacturing facility; cybersecurity risks, which could disrupt our operations or risk of loss of our sensitive business information; failures or disruptions in our information technology systems which could disrupt our operations, compromise customer, employee, supplier, and other data; rising interest rates that increase our borrowing costs on our variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of our insurance policies, including our use of a captive insurance company, to provide adequate protection against all of the key operational risks we face; an inability to defend our intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance ("ESG") matters, or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to our ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in our geographic mix of earnings; and changes in trade policy, including tariff and custom regulations or failure to comply with such regulations. These risks and uncertainties are supplemented by those identified from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including without limitation, those described under Part I, "Item 1A - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, and as updated by our quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include: material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans; material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries; changes in the fair value of economic hedging instruments on commercial paper and contingent purchase consideration; pension settlements; impairments in goodwill and equity method investments; material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, financing-related expenses; and integration costs; material purchase accounting adjustments for inventory; amortization of acquired intangible assets from business combination; gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery; certain regulatory and legal matters; impacts from highly inflationary accounting; expenses related to the Company's CEO and CFO transition; and impacts related to the Russia-Ukraine conflict.
Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, certain tax related events, and difficulty in making accurate forecasts and projections in connection with the legacy Berry Global business given recency of access to all relevant information. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Reconciliations of fiscal 2026 projected non-GAAP measures are not included herein because the individual components are not known with certainty as individual financial statements for fiscal 2026 have not been completed.

Reverse Stock Split
On January 14, 2026, the Company filed a an amendment to its memorandum of association to effect a 1-for-5 reverse stock split (the “Reverse Split”) of the Company's ordinary shares. The Reverse Split became effective on January 14, 2026 and reduced the number of authorized ordinary shares to 1,800,000,000 and increased the par value of the ordinary shares to $0.05 per share. Accordingly, all share and per share amounts for all periods presented in the discussion within this release have been adjusted retroactively, where applicable, to reflect the Reverse Split.

Presentation of combined volume performance
In order to provide the most meaningful comparison of results of volume performance by region and end market for Amcor plc and for each of its reportable segments, the Company has included commentary to reflect Amcor’s estimate of year-over-year volume performance for the three and six months ended December 31, 2025 compared with estimated combined volumes for the legacy Amcor and Berry Global businesses for the three and six months ended December 31, 2024. The combined volume performance information has been presented for informational purposes and Amcor believes this information reflects the impact of the combination including allocation of volumes across the combined production footprint since May 1, 2025. For the avoidance of doubt, combined volume performance information is not intended to be, and was not, prepared on a basis consistent with pro forma financial information required by Article 11 of Regulation S-X.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from February 24, 2026 to February 25, 2026 inclusive.